neWeigh

January 30, 2009 Mr. Tony Rotondo President and CEO First Street Hospital 411 First Street Bellaire, Texas 77401
Subject: Termination of Contract and Demand for Payment Dear Mr. Rotondo:

Pursuant to the provisions of the contract by and between First Street Hospital and Vital Weight Control, Inc., ("Vital") dated March 22, 2006 and as amended February 13, 2008 ("the Agreement"), you were given notice on January 21, 2009 that a breach had occurred in the payment terms of the Agreement. As of today, January 30, 2009, this breach has not been cured. Therefore, pursuant to Section 5.2(b) of the Agreement, this letter will serve as notice that Vital terminates the Agreement effective immediately.

Attached to this letter is Vital's invoice for the monies that are owed for the remaining term of the contract in accordance with Section 5.4 of the Agreement. Payment of said invoice will be expected within 10 days from the date hereof. If Vital has not received full payment of the invoice within the 10 day period, Vital will request a court appointed mediator mediate the issue pursuant to the Alternative Dispute Resolution provisions of the Agreement.

I regret that this action has become necessary.

Sincerely,

Vital Weight Control, Inc.

/s/Diane Crumley

Diane Crumley, President

8111 N. Stadium Dr., Suite 200 • Houston, Texas 77054 • Tel. (713) 795-0200 • Fax: (713) 795-0300
~~4243 East Southcross Blvd. #120 San Antonio, Texas 78222~~

neWeigh

January 30, 2009

INVOICE

Payment due for the time period Jan.15, 2009 through April 30, 2010	$6,200,000.00

8111 N. Stadium Dr., Suite 200 • Houston, Texas 77054 • Tel. (713) 795-0200 • Fax: (713) 795-0300
~~4243 East Southcross Blvd. #120 San Antonio, Texas 78222~~